Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-178833) on Form N-1A of Persimmon Long/Short Fund, a series of Northern Lights Fund Trust III, of our report dated November 29, 2018, relating to our audit of the financial statements and financial highlights, which appear in the September 30, 2018 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 25, 2019